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                                                                   EXHIBIT 3.3

                      CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RELATIVE, PARTICIPATING, OPTIONAL AND
                      OTHER SPECIAL RIGHTS OF PREFERRED STOCK
                          AND QUALIFICATIONS, LIMITATIONS
                              AND RESTRICTIONS THEREOF

                                         OF

                        SERIES A CONVERTIBLE PREFERRED STOCK

                                         OF

                            MAXIM PHARMACEUTICALS, INC.,

                                 A DELAWARE COMPANY

                             -------------------------

                           PURSUANT TO SECTION 151 OF THE

                 GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                             -------------------------

     MAXIM PHARMACEUTICALS, INC., a Delaware Company (the "Company"), certifies that pursuant to the authority contained in its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company adopted the following resolution, which resolution remains in full force and effect on the date hereof:

     RESOLVED, that there is hereby established a series of authorized preferred stock having a par value of $.001 per share, which series shall be designated as "Series A Convertible Preferred Stock," shall consist of Three Hundred Thousand (300,000) shares and shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

          1. DESIGNATION AND AMOUNT. The designation of the series of the Preferred Stock shall be "Series A Convertible Preferred Stock", par value $.001 per share (the "Series A Preferred"). The number of authorized shares of Series A Preferred shall be Three Hundred Thousand (300,000). The Series A Preferred shall have an initial issue price of $97.25 per share (the "Original Issue Price"). The date on which any shares of Series A Preferred are first issued is referred to herein as the "Original Issue Date."

          2.   DIVIDEND RIGHTS.

               a. At the election of each holder of Series A Preferred, each holder of Series A Preferred, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, whether or not dividends are declared by the Board, either (i)

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cumulative cash dividends at a rate of twelve percent (12%) of the "Original
Issue Price" per annum on each outstanding share of Series A Preferred (as adjusted for any stock dividend, combination, splits, recapitalization and the like with respect to such shares), out of funds of the Company, whether such funds are legally available therefor or not, or (ii) cumulative dividends payable in additional shares of Series A Preferred at the rate of twelve percent (12%) per annum of the number of shares of Series A Preferred issued (whether issued on the Original Issue Date or subsequent to the Original Issue Date as a dividend) and outstanding and held by such holder. Such dividends shall accrue daily from the date of issuance based on a 360 day year and shall be paid quarterly in arrears, with the date for such quarterly payments measured from the Original Issue Date. Should any dividend that is paid through the issuance and delivery of additional shares of Series A Preferred require the issuance and delivery of a fractional share of Series A Preferred, no such fractional share shall be so issued, but instead the Company shall pay the equivalent value of such fractional share in cash at a rate based upon the Original Issue Price of the Series A Preferred.

               b. So long as any shares of Series A Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 2a above) on the Series A Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series A Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 2b shall not, however, apply to a dividend payable in Common Stock..

          3.   VOTING RIGHTS.

               a. GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Series A Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Preferred are convertible (pursuant to Section 5 hereof) as of the close of business on the record date fixed for such meeting or the effective date of such written consent.

               b. SEPARATE VOTE OF SERIES A PREFERRED. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred shall be necessary for effecting or validating the following actions:

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                    (i)   any amendment to the Company's Certificate of
Incorporation or Bylaws that materially and adversely alters or changes (whether by merger, consolidation or otherwise) the rights, preferences or privileges of the Series A Preferred in a manner different than other classes of stock or increases or decreases the authorized number of shares of Series A Preferred;

                    (ii) any merger or consolidation of the Company with one or more other companies in which the stockholders of the Company immediately before such merger or consolidation hold stock representing less than a majority of the outstanding stock of the surviving company or any sale of all or substantially all of the assets of the Company;

                    (iii) any sale of Common Stock or other security convertible into Common Stock of the Company for cash at a price per share (or, in the case of a convertible security at a conversion price per share) less than the Conversion Price, which sale would result in the issuance of shares of Common Stock equal to 10% or more of the number of shares of Common Stock outstanding at the time of such sale (including, for the purposes of such calculation, the shares of Common Stock issuable upon conversion of the Series A Preferred);

                    (iv) any redemption by the Company of any equity securities of the Company;

                    (v) any payment of a dividend other than dividends payable on the Series A Preferred;

                    (vi) any grant by the Company of an exclusive license under its core technology (other than licensing arrangements related to marketing or selling the Company's products); or

                    (vii) any issuance of securities senior in rights, preferences or privileges to the Series A Preferred.

               c. ELECTION OF DIRECTORS. If at any time the Company shall not make a regularly scheduled dividend payment and such dividend shall remain accrued and unpaid at the time of an election of the Company's directors, the holders of the Series A Preferred, voting as a separate class, shall be entitled to elect one (1) director to the Company's Board of Directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

          4.   LIQUIDATION RIGHTS.

               a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred equal to the greater of (i) the Original Issue Price plus all accrued and unpaid dividends on the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred held by them, or (ii) such amount per share as

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would have been payable had each such share been converted to Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution or winding-up (the "Liquidation Preference").

               b. After the payment of the full Liquidation Preference of the Series A Preferred as set forth in Section 4a above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

               c. The following events shall be considered a liquidation under this Section:

                    (i) any consolidation or merger of the Company with or into any other company or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or

                    (ii) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company or the grant of an exclusive license of all or substantially all of the Company's rights to its core technology (other than licensing arrangements related to marketing or selling the Company's products) (an "Asset Transfer").

               d. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the Liquidation Preference set forth in Section 4a, then such assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

               e. In any of such events, if the consideration received by the Company is other than cash, the amount of the consideration shall be deemed to be the fair market value of such consideration as determined in good faith by the Board of Directors; provided, however, that any securities shall be valued as follows:

                    (i) Securities not subject to restrictions on free marketability covered by (ii) below:

                          (A) If traded on a securities exchange or through
the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                         (B)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing; and

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                         (C)  If there is no active public market, the value
shall be the fair market value thereof, as determined by the Board of Directors.

                    (ii) The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as set forth in
(i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

          5.   CONVERSION RIGHTS.

               The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the "Conversion Rights"):

               a. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 5, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Preferred Conversion Rate" then in effect (determined as provided in Section 5b) by the number of shares of Series A Preferred being converted.

               b. SERIES A PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Preferred Conversion Price," calculated as provided in Section 5c.

               c. SERIES A PREFERRED CONVERSION PRICE. The conversion price for the Series A Preferred shall initially be $9.725 (the "Series A Preferred Conversion Price"). Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.

               d. MECHANICS OF CONVERSION. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this
Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Company shall promptly, but no later than three business days after surrender of the Series A Preferred stock certificates being converted, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash, or in the event a holder elects to receive Series A Preferred Stock dividends in lieu of cash dividends, in Series A Preferred, any accrued and unpaid dividends on the shares of Series A Preferred being converted. In the event dividends are paid in Series A Preferred, such Series A

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Preferred shall also be converted into Common Stock pursuant to the terms of this Section 5. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               e. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of Series A Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5e shall become effective at the close of business on the date the subdivision or combination becomes effective.

               f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price shall be adjusted pursuant to this Section 5f to reflect the actual payment of such dividend or distribution.

               g. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4c or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series A Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the

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maximum number of shares of Common Stock into which such shares of Series A
Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               h. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 4c or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series A Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

               i. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Series A Preferred Conversion Price at the time in effect, and (ii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred.

               j. NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4c) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other Company, or any Asset Transfer (as defined in Section
4c), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred at least ten (10) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to

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become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

               k.   AUTOMATIC CONVERSION.

                    (i) Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred, or (B) at any time after on or after the date that is ninety (90) days after the Original Issue Date upon at least five (5) business days advance written notice from the Company to the holders of the Series A Preferred; PROVIDED, HOWEVER, that the Company shall not be entitled to force the conversion of the Series A Preferred under this Section 5(k)(i)(B): (i) until such time as a registration statement covering all of the shares of Common Stock issuable upon conversion of the Series A Preferred is effective with the Securities and Exchange Commission, and (ii) all of the shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred are then (x) authorized and reserved for issuance, and (y) eligible to be traded on the American Stock Exchange, the NASDAQ National Market, the New York Stock Exchange or the NASDAQ SmallCap Market. Upon such automatic conversion, any accrued and unpaid dividends shall be paid in accordance with the provisions of
Section 5d and Section 2; PROVIDED, HOWEVER, that in the event the Series A Preferred is converted pursuant to subsection k(i)(B) above on a date that is prior to the one year anniversary of the Original Issue Date, then the Company shall pay to the holders of the Series A Preferred dividends equal to the dividends that would have accrued and been payable on such Series A Preferred had such shares remained outstanding until the one year anniversary of the Original Issue Date in accordance with the provisions of Section 5(d) and
Section 2.

                    (ii) Upon the occurrence of the event specified in subsection (k)(i) above, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion

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occurred, and any accrued and unpaid dividends shall be paid in accordance with the provisions of Section 5d.

               l. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

               m. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               n.   NOTICES.  Any notice required by the provisions of this
Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

               o. PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

          6.   NO REISSUANCE OF SERIES A PREFERRED.

          No share or shares of Series A Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

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     IN WITNESS WHEREOF, Maxim Pharmaceuticals, Inc. has caused these presents to be signed by its Chief Executive Officer on July ____, 1999.


                                   MAXIM PHARMACEUTICALS, INC.



                                   By:       /s/ Larry G. Stambaugh
\                                     -----------------------------
                                      Name:   Larry G. Stambaugh
                                     Title:   Chief Executive Officer

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